UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 12, 2007

CME Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33379	36-4459170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 South Wacker Drive, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 312-930-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 12, 2007, Chicago Mercantile Exchange Inc. (“CME”), a wholly owned subsidiary of CME Group Inc., entered into a renewal of its 364-day revolving credit facility (the “Credit Facility”) with each of the banks from time to time party thereto and the Bank of Montreal, as administrative agent, the JP Morgan Chase Bank, N.A., as collateral agent, and BMO Capital Markets, as lead arranger. The Credit Facility is for a line of credit up to $800 million to provide temporary liquidity to CME in circumstances where CME is entitled to use the security deposits and performance bonds of its clearing members to satisfy any outstanding obligations of any defaulting clearing member to CME as provided in the CME Rulebook and in circumstances where problems exist with a money transfer system that affect CME’s operations. The Credit Facility is collateralized by clearing firm security deposits and performance bonds held by CME. The Credit Facility also provides the Board of Directors of CME to authorize an increase in the line of credit from $800 million to $1 billion, provided, however, the participating banks are not obligated to comply with our request.

The foregoing description of the Credit Facility is only a summary, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Credit Facility, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Credit Agreement, dated as of October 12, 2007, between Chicago Mercantile Exchange Inc. and each of the banks from time to time party thereto and the Bank of Montreal, as administrative agent, JP Morgan Chase Bank N.A., as collateral agent, and BMO Capital Markets, as lead arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

October 17, 2007	By:	/s/ Kathleen M. Cronin
		Name:	Kathleen M. Cronin
		Title:	Managing Director, General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 12, 2007, between Chicago Mercantile Exchange Inc. and each of the banks from time to time party thereto and the Bank of Montreal, as administrative agent, JP Morgan Chase Bank N.A., as collateral agent, and BMO Capital Markets, as lead arranger.